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                                                                   EXHIBIT 99.3


      AMENDMENT NO. 1 TO 7% CONVERTIBLE DEBENTURES DUE OCTOBER 29, 2000


     This AMENDMENT No. 1 to 7% Convertible Debentures Due October 29, 2000 (the "Amendment") is made as of the 29th day of December, 1997, by and between MEDIA LOGIC, INC., a Massachusetts corporation (the "Company"), and FTS Worldwide Corporation (the "Holder").

    WHEREAS, the Company and the Holder entered into a Securities Purchase Agreement (the "Agreement") on October 29,1997 for the purchase of $750,000 principal amount of 7% Convertible Subordinated Debentures Due October 29, 2000 (the "Debentures"), which Debentures are convertible into the common stock, $.01 par value per share (the "Common Stock"), of the Company;

    WHEREAS, the Company entered into Securities Purchase Agreements (the "Securities Purchase Agreements") with Imprimis SB L.P. and Wexford Spectrum Investors LLC (together, the "Buyers") dated December 22, 1997, for the purchase of an aggregate of 1,700,000 shares of Common Stock and warrants to purchase up to an aggregate of 2,000,000 shares of Common Stock;

    WHEREAS, as a closing condition under the Securities Purchase Agreements, there is required to be a minimum conversion price at which the Debentures may be converted into the Common Stock;

    WHEREAS, the Company and the Holder desire to amend certain provisions of the Debentures to reflect changes in the terms of the Debentures as agreed by them.

    NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Holder agree as follows:

1.  Section 4 of the Debentures is hereby amended as follows:

         Notwithstanding anything provided in Section 4 of the Debentures, from the date hereof until thirty (30) days after the Closing Date (as defined in the Securities Purchase Agreements), the Debentures will only be convertible into Common Stock at a price of ninety cents ($.90) per share of Common Stock and, thereafter, shall be convertible at the terms originally set forth in Section 4 of the Debentures, subject to a minimum conversion price of ninety cents ($.90) per share of Common Stock,

2. Except as modified by this Amendment, the Debentures and the Agreement shall remain in full force and effect.

    This Amendment may be executed in counterparts, each of which shall be deemed an original. A facsimile transmission of this Amendment shall be legal and binding on all parties hereto.
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    IN WITNESS WHEREOF, the parties have duly executed this Amendment as of the date first above written.

                             MEDIA LOGIC, INC.


                             By: /s/ William E. Davis, Jr.
                                 __________________________________
                                  William E. Davis, Jr.
                                  Chief Executive Officer and President

                             FTS WORLDWIDE CORPORATION


                             By:_______________________________









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